UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C. 20549

                                           FORM 3

                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Section 17(a) of the Public Utility Holding Company Act of 1935 or
    Section 30(f) of the Investment Company Act of 1940

    1.    Name and Address of Reporting Person
          (Last) (First) (Middle)       Keon, Liese A.
          (Street)                      2 Ash Street #4
          (City) (State) (Zip)          Kentfield, California 94904

    2.    Date of Event Requiring Statement (Month/Day/Year)

          12/31/97

    3.    IRS or Social Security Number of Reporting Person (Voluntary)


    4.    Issuer Name and Ticker or Trading Symbol

          McLeodUSA Incorporated
          MCLD

    5.    Relationship of Reporting Person(s) to Issuer (Check all applicable)
          ( ) Director      ( ) 10% Owner     ( ) Officer (give title below)
          (X) Other  (specify below)

          Member of 13(d) group owning more than 10%

    6.    If Amendment, Date of Original (Month/Day/Year)



    7.    Individual or Joint/Group Filing (Check Applicable Line)
          ( )   Form filed by One Reporting Person
          (X)   Form filed by More than One Reporting Person

                  Table I -- Non-Derivative Securities Beneficially Owned

     1.  Title of Security        2.  Amount of Securities       3.  Ownership Form:          4.  Nature of
                                       Beneficially Owned             Direct (D) or               Indirect
                                                                      Indirect (I)          Beneficial Ownership
       Class A Common Stock                16,058 (1)                       D

                                           16,058 (2)                       D

                                           16,058 (3)                       D


                            Table II -- Derivative Securities Beneficially Owned



                            2.  Date         3.  Title and                        5.  Ownership
                            Exercisable          Amount of                             Form of
                           and Expiration       Underlying                            Derivative
                            Date (Month/        Securities                            Security:
                             Day/ Year)
        1.  Title of     Date      Expira-    Title   Amount    4.  Conversion    Direct   Indirect    6.  Nature
         Derivative      Exer-     tion                or        or Exercise       (D)       (i)      of Indirect
          Security       cisable   Date               Number       Price of                            Beneficial
                                                        of        Derivative                            Ownership
                                                      Shares       Security





     ______________________

     Explanation of Responses:

        For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. The securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by the joint filer indicated in the following notes and not by either of the other joint filers.

          (1)   Beneficially owned for purposes of Rule 16a-1(a)(2) by Liese A
                Keon.

          (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Susan T. DeWyngaert.

          (3) Beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret Lynley Keon.

    SIGNATURE OF REPORTING PERSON(S):

    Liese A. Keon
    By Margaret L. Keon, attorney in fact


                           JOINT FILER INFORMATION

   Name:                              Susan T. DeWyngaert

   Address:                           335 South 7th Street
                                      Philadelphia, Pennsylvania 19106

   Designated Filer:                  Liese A. Keon

   Issuer & Ticker Symbol:            McLeodUSA Incorporated
                                      MCLD

   Date of Event Requiring Statement: December 31, 1997

   Signature:                         Susan T. DeWyngaert


                           JOINT FILER INFORMATION

   Name:                              Margaret Lynley Keon

   Address:                           14 Sloane Square House
                                      Holbein Place
                                      London, England SW1W8N5

   Designated Filer:                  Liese A. Keon

   Issuer & Ticker Symbol:            McLeodUSA Incorporated
                                      MCLD

   Date of Event Requiring Statement: December 31, 1997

   Signature:                         Margaret Lynley Keon


   DATE: January 9, 1998